Exhibit 99.1
PRESS RELEASE

BRISTOW GROUP REPORTS
FIRST QUARTER FISCAL YEAR 2021 RESULTS

Houston, Texas
August 6, 2020
FOR IMMEDIATE RELEASE — Bristow Group Inc. (NYSE: VTOL) today reported net income attributable to the Company of $71.5 million, or $5.16 per diluted share, for its first quarter ended June 30, 2020 (“current quarter”) on operating revenues of $261.5 million compared to net income attributable to the Company of $291.7 million, or a loss of $1.26 per diluted share, for the quarter ended March 31, 2020 (“preceding quarter”) on operating revenues of $274.4 million. The net income in the preceding quarter resulted in a net loss per diluted share due to the dilutive effect of preferred stock; the preferred stock was eliminated upon closing of the Merger.
After the closing of the business combination between Bristow Group Inc. and Era Group Inc. (the "Merger") on June 11, 2020, the current quarter includes 19 days of operating results from legacy Era Group Inc. The preceding quarter and prior periods only include operating results of legacy Bristow Group Inc.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $97.0 million in the current quarter compared to $310.1 million in the preceding quarter. EBITDA adjusted to exclude special items and gains or losses on asset dispositions was $46.0 million in the current quarter compared to $21.5 million in the preceding quarter. The following table provides a bridge between EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding gains or losses on asset dispositions. See Reconciliation of Non-GAAP Metrics for a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA.

	Three Months Ended,
	June 30, 2020	March 31, 2020
EBITDA	$96,974	$310,103
Special items:
Loss on impairment	$19,233	$9,591
Merger-related costs	17,420	6,012
PBH intangible amortization	5,136	5,478
Organizational restructuring costs	3,011	7,437
Early extinguishment of debt fees	615	—
Change in fair value of preferred stock derivative liability	(15,416)	(317,455)
Bargain purchase gain	(75,433)	—
	$(45,434)	$(288,937)
Adjusted EBITDA	$51,540	$21,166
(Gains) losses on asset dispositions, net	(5,522)	297
Adjusted EBITDA excluding asset dispositions	$46,018	$21,463
"I thank and commend the entire Bristow team for their focus and dedication to successfully close the merger during these unprecedented times, all while continuing to deliver safe, reliable and uninterrupted service to our valued customers," said Chris Bradshaw, President and Chief Executive Officer of Bristow. "While the outlook for the offshore oil and gas industry appears challenging for the foreseeable future, the timing of the merger presents opportunities to create value by realizing cost synergies and operational efficiencies, supporting continued positive cash flow generation for the Company."
Sequential Quarter Results
Operating revenues in the current quarter were $12.9 million lower compared to the preceding quarter. Operating revenues from fixed wing services were $7.8 million lower primarily due to lower utilization related to COVID-19. Operating revenues from oil and gas services were $4.5 million lower primarily due to lower utilization in our Africa region, partially offset by an increase in revenues in our Americas region due to the Merger and an increase in utilization in our Europe Caspian region due to the commencement of short-term contracts. Operating revenues from U.K. SAR services were $1.1 million lower in the current quarter primarily due to fewer flight hours.
Operating expenses were $21.5 million lower in the current quarter primarily due to lower personnel, fuel, maintenance and other operating expenses related to the decrease in activity discussed above, partially offset by an increase in lease and insurance costs.
General and administrative expenses were $7.2 million higher in the current quarter primarily due to professional services fees and severance costs related to the Merger in the current quarter, partially offset by professional services fees related to fresh-start accounting in the preceding quarter.
During the current quarter and preceding quarter, the Company recognized losses on the impairment of its investment in Líder Táxi Aéreo S.A. (“Líder”) of $18.7 million and $9.6 million, respectively.
During the current quarter, the Company sold one heavy helicopter resulting in gains of $5.5 million. There were no significant asset dispositions in the preceding quarter.
During the current quarter, the Company recognized losses of $2.0 million from its equity investments compared to gains of $5.8 million in the preceding quarter. The increased losses in the current quarter were primarily due to the Company's investment in Líder and the absence of a dividend from a cost-based investment which was received in the preceding quarter.
Reorganization items incurred in the preceding quarter related to the Company's voluntary filing for relief under Chapter 11 of the U.S. Bankruptcy Code ("Chapter 11 Cases") and primarily consisted of professional fees and trustee fees.
During the current quarter and preceding quarter, the Company recognized benefits of $15.4 million and $317.5 million, respectively, related to a decrease in the fair value of preferred stock derivative. The preferred stock was eliminated upon closing of the Merger.
During the current quarter, the Company recognized a bargain purchase gain of $75.4 million related to the Merger.
Benefit for income taxes was $7.8 million lower in the current quarter. Benefit for income taxes in the preceding quarter included changes in estimates in certain tax attributes as a result of the Chapter 11 Cases.
Calendar Quarter Results
Operating revenues in the current quarter were $55.1 million lower compared to the quarter ended June 30, 2019 (“prior year quarter”).
Operating revenues from oil and gas services were $28.3 million lower. Operating revenues in our Africa region were $12.8 million lower primarily due to lower utilization. Operating revenues in our Asia Pacific region were $11.4 million lower primarily due to the absence of revenues from a business that was sold in the prior year quarter and lower utilization in the current quarter. Operating revenues in our Europe Caspian region were $6.2 million lower primarily due to lower utilization and the weakening of the Norwegian krone and British pound sterling relative to the U.S. dollar. These decreases were partially offset by a $2.1 million increase in operating revenues in our Americas region primarily due to the Merger.
Operating revenues from fixed wing services were $23.8 million lower in the current quarter primarily due to the absence of revenues from Eastern Airways, which was sold during the prior year quarter, and lower utilization in existing fixed wing services primarily related to the impact of COVID-19.
Operating revenues from U.K. SAR services were $3.5 million lower in the current quarter primarily due to fewer flight hours.
Operating expenses were $67.3 million lower in the current quarter. Lease costs were $20.5 million lower in the current quarter primarily due to aircraft lease rejections related to Chapter 11 during the prior year and the absence of $10.8 million in net lease return costs incurred in the prior year quarter. Personnel, fuel, maintenance and other operating expenses were lower primarily due to the decrease in activity discussed above and the absence of costs related to Eastern Airways.
In the prior year quarter, the Company incurred $13.5 million in professional services fees prior to the petition date related to the Chapter 11 Cases.
General and administrative expenses were $18.2 million higher in the current quarter primarily due to professional services fees and severance costs related to the Merger.

Depreciation and amortization expense decreased by $15.0 million in the current quarter primarily due to the revaluation of assets in connection with the Company's adoption of fresh-start accounting.
The Company recognized a loss on the impairment of its investment in Lider of $18.7 million during the current quarter.
During the current quarter, the Company sold one heavy helicopter resulting in gains of $5.5 million. During the prior year quarter, the Company sold one medium helicopter, a fixed wing aircraft and other equipment resulting in losses of $3.8 million.
During the current quarter, the Company recognized losses of $2.0 million from its equity investments compared to gains of $2.3 million in the prior year quarter. The losses in the current quarter were primarily due to increased losses from the Company's investment in Lider, which was fully impaired during the quarter.
Interest expense was $14.2 million lower in the current quarter primarily due to lower debt balances.
Reorganization items incurred in the prior year quarter related to the Chapter 11 Cases and consisted of the write-off of debt discount, lease termination costs, professional services fees and the write-off of deferred financing costs.
During the prior year quarter, the Company sold two subsidiaries, Eastern Airways and Aviashelf, resulting in losses of $46.9 million and $9.5 million, respectively.
During the current quarter, the Company recognized a benefit of $15.4 million related to a decrease in the fair value of preferred stock derivative. The preferred stock was eliminated upon closing of the Merger.
During the current quarter, the Company recognized a bargain purchase gain of $75.4 million related to the Merger.
The Company’s effective tax rate was (4.8)% in the current quarter compared to 8.4% in the prior year quarter. The change in the Company’s effective tax rate primarily related to changes in the blend of earnings, releases of valuation allowances on the Company’s net operating losses and nondeductible professional fees related to the Merger.
Liquidity
As of June 30, 2020, the Company had $259.9 million of unrestricted cash and $38.8 million of remaining availability under its amended asset-backed revolving credit facility (the “ABL Facility”) for total liquidity of $298.7 million. Borrowings under the amended ABL Facility are subject to certain conditions and requirements.
Recent Developments
The Company initiated a partial dissolution process to exit its equity investment in Lider. As a result of this process, the Company will no longer be a shareholder of Líder as of August 30, 2020.  The amount payable to the Company for its equity interests will be governed by the partial dissolution process set forth under the Brazilian Constitution.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Friday, August 7, 2020, to review the results for the first quarter ended June 30, 2020. The conference call can be accessed as follows:
All callers will need to reference the access code 1268149.
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (800) 353-6461
Outside the U.S.: Operator Assisted International Dial-In Number: (334) 323-0501
Replay
A telephone replay will be available through August 21, 2020 by dialing 888-203-1112 and utilizing the access code above. An audio replay will also be available on the Company’s website at www.bristowgroup.com shortly after the call and will be accessible through August 21, 2020. The accompanying investor presentation will be available on August 7, 2020 on Bristow's website at www.bristowgroup.com.
For additional information concerning Bristow, contact Grant Newman at (713) 369-4692 or visit Bristow Group’s website at https://ir.bristowgroup.com/.

About Bristow Group
Bristow Group Inc. is the leading global provider of innovative vertical flight solutions. Bristow primarily provides aviation services to a broad base of major integrated, national and independent offshore energy companies. Bristow provides commercial search and rescue (“SAR”) services in several countries and public sector SAR services in the United Kingdom (“U.K.”) on behalf of the Maritime & Coastguard Agency (“MCA”). Additionally, the Company also offers ad hoc helicopter and fixed wing transportation services. Bristow's customers charter its helicopters primarily to transport personnel between onshore bases and offshore production platforms, drilling rigs and other installations. To a lesser extent, Bristow's customers also charter its helicopters to transport time-sensitive equipment to these offshore locations.
Bristow's core business of providing aviation services to leading global oil and gas companies and public and private sector SAR services, as well as fixed wing transportation and ad hoc services, provides it with geographic and customer diversity which helps mitigate risks associated with a single market or customer. Bristow currently has customers in Australia, Brazil, Canada, Chile, Colombia, Guyana, India, Mexico, Nigeria, Norway, Spain, Suriname, Trinidad, the U.K. and the U.S.
Forward-Looking Statements Disclosure
This press release contains “forward-looking statements.” Forward-looking statements give Bristow Group Inc.’s (the “Company”) current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” or other similar words. These statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, reflect management’s current views with respect to future events and therefore are subject to significant risks and uncertainties, both known and unknown. The Company’s actual results may vary materially from those anticipated in forward-looking statements. The Company cautions investors not to place undue reliance on any forward-looking statements.
Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based that occur after the date hereof. Risks that may affect forward-looking statements include, but are not necessarily limited to, those relating to: the COVID-19 pandemic and related economic repercussions have resulted, and may continue to result, in a decrease in the price of and demand for oil, which has caused, and may continue to cause, a decrease in the demand for our services; expected cost synergies and other benefits of the merger (the “Merger”) of the entity formerly known as Bristow Group Inc. (“Old Bristow”) and Era Group Inc.(“Era”) might not be realized within the expected time frames, might be less than projected or may not be realized at all; the ability to successfully integrate the operations, accounting and administrative functions of Era and Old Bristow; managing a significantly larger company than before the completion of the Merger; diversion of management time on issues related to integration of the companies; the increase in indebtedness as a result of the Merger; operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees and customers, may be greater than expected; our reliance on a limited number of customers and the reduction of our customer base as a result of bankruptcies or consolidation; risks inherent in operating helicopters; the Company’s ability to maintain an acceptable safety record and level of reliability; the impact of increased U.S. and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; the impact of a grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely on the Company’s business, including its operations and ability to service customers, results of operations or financial condition and/or the market value of the affected helicopters; the Company’s ability to successfully expand into other geographic and aviation service markets; risks associated with political instability, governmental action, war, acts of terrorism and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of the Company’s assets or result in claims of a force majeure situation; the impact of declines in the global economy and financial markets; the impact of fluctuations in foreign currency exchange rates on the Company’s asset values and cost to purchase helicopters, spare parts and related services; risks related to investing in new lines of aviation service without realizing the expected benefits; risks of engaging in competitive processes or expending significant resources for strategic opportunities, with no guaranty of recoupment; the Company’s reliance on a limited number of helicopter manufacturers and suppliers; the Company’s ongoing need to replace aging helicopters; the Company’s reliance on the secondary helicopter market to dispose of used helicopters and parts; information technology related risks; the impact of allocation of risk between the Company and its customers; the liability, legal fees and costs in connection with providing emergency response services; adverse weather conditions and seasonality; risks associated with the Company’s debt structure; the Company’s counterparty credit risk exposure; the impact of operational and financial difficulties of the Company’s joint ventures and partners and the risks associated with identifying and securing joint venture partners when needed; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings; risks associated with significant increases in fuel costs; the Company’s ability to obtain insurance coverage and the adequacy and availability of such coverage; the possibility of labor problems; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; and various other matters and factors, many of which are beyond the Company’s control. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. We have included important factors in the section entitled “Risk Factors” in the Company’s joint proxy and consent solicitation statement/prospectus (File No. 333-237557), filed with the United States Securities and Exchange Commission (the “SEC”) on May 5, 2020 and the Company’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2020, which we believe over time, could cause our actual results, performance or achievements to differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. You should consider all risks and uncertainties disclosed in the Proxy Statement and in our filings with the SEC, all of which are accessible on the SEC’s website at www.sec.gov.

BRISTOW GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts

	Successor		Predecessor
	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020	Three Months Ended June 30, 2019
Revenue:
Operating revenue	$261,508	$274,403	$316,576
Reimbursable revenue	8,685	10,436	16,600
Total revenues	270,193	284,839	333,176

Costs and expenses:
Operating	190,436	211,896	257,759
Reimbursable expense	8,648	9,976	16,134
Pre-petition restructuring charges	—	—	13,476
General and administrative	52,943	45,737	34,770
Depreciation and amortization	16,356	16,312	31,339
Total costs and expenses	268,383	283,921	353,478

Loss on impairment	(19,233)	(9,591)	—
Gain (loss) on asset dispositions	5,522	(297)	(3,787)
Earnings (losses) from unconsolidated affiliates, net	(1,978)	5,763	2,347
Operating loss	(13,879)	(3,207)	(21,742)

Interest income	262	460	387
Interest expense	(12,504)	(13,290)	(26,708)
Reorganization items, net	—	(7,232)	(76,356)
Loss on sale of subsidiaries	—	—	(56,303)
Change in fair value of preferred stock derivative liability	15,416	317,455	—
Bargain purchase gain	75,433	—	—
Other income (expense), net	3,386	(13,685)	(3,873)
Total other income	81,993	283,708	(162,853)
Income before benefit for income taxes	68,114	280,501	(184,595)
Benefit for income taxes	3,290	11,118	15,507
Net income	71,404	291,619	(169,088)
Net loss attributable to noncontrolling interests	73	121	(158)
Net income attributable to Bristow Group Inc.	$71,477	$291,740	$(169,246)

Basic earnings (loss) per common share	$18.41	$24.59	$(4.71)
Diluted earnings (loss) per common share	$5.16	$(1.26)	$(4.71)

Weighted average common shares outstanding, basic	11,102,611	11,235,544	35,918,916
Weighted average common shares outstanding, diluted	38,988,528	20,451,896	35,918,916

EBITDA	$96,974	$310,103	$(126,548)
Adjusted EBITDA	$51,540	$21,166	$32,047
Adjusted EBITDA excluding asset dispositions	$46,018	$21,463	$35,834

BRISTOW GROUP INC. REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Successor		Predecessor
	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020	Three Months Ended June 30, 2019
Oil and gas:
Europe Caspian	$105,724	$105,105	$111,891
Americas	58,160	57,920	56,036
Africa	30,015	35,032	42,835
Asia Pacific	2,703	3,027	14,152
Total oil and gas	196,602	201,084	224,914
UK SAR Services	52,622	53,753	56,079
Fixed Wing Services	11,559	19,336	35,318
Other	725	230	265
	$261,508	$274,403	$316,576

FLIGHT HOURS BY LINE OF SERVICE (unaudited)

	Successor		Predecessor
	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020	Three Months Ended June 30, 2019
Oil and gas:
Europe Caspian	12,476	13,121	16,608
Americas	5,169	7,014	9,167
Africa	1,457	3,426	4,793
Asia Pacific	85	206	1,032
Total oil and gas	19,187	23,767	31,600
UK SAR Services	2,169	2,153	2,430
Fixed Wing Services	2,164	3,085	3,701
	23,520	29,005	37,731

BRISTOW GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	Successor		Predecessor
	June 30, 2020	March 31, 2020	June 30, 2019
ASSETS	(unaudited)		(unaudited)
Current assets:
Cash and cash equivalents	$263,415	$199,121	$175,768
Accounts receivable	223,698	180,683	227,073
Inventories	110,086	82,419	114,997
Assets held for sale	33,523	32,401	1,675
Prepaid expenses and other current assets	30,366	29,527	42,803
Total current assets	661,088	524,151	562,316
Investment in unconsolidated affiliates	89,175	110,058	120,494
Property and equipment	1,099,107	901,314	2,669,172
Accumulated depreciation	(39,024)	(24,560)	(894,350)
Net property and equipment	1,060,083	876,754	1,774,822
Right-of-use assets	297,072	305,962	187,961
Other assets	144,373	128,336	122,362
Total assets	$2,251,791	$1,945,261	$2,767,955

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$61,983	$52,110	$85,894
Accrued liabilities	232,702	200,129	222,153
Short-term borrowings and current maturities of long-term debt	63,541	45,739	892,092
Total current liabilities	358,226	297,978	1,200,139
Long-term debt, less current maturities	582,264	515,385	75,789
Preferred stock embedded derivative	—	286,182	—
Deferred taxes	48,800	22,775	84,075
Long-term operating lease liabilities	214,125	224,595	103,567
Deferred credits and other liabilities	19,196	22,345	30,552
Total liabilities not subject to compromise	1,222,611	1,369,260	1,494,122
Liabilities subject to compromise	—	—	617,991
Total liabilities	1,222,611	1,369,260	2,112,113

Mezzanine equity	—	149,785	—

Stockholders' investment
Common stock	303	1	386
Additional paid-in capital	680,987	295,897	862,844
Retained earnings	354,582	139,228	286,352
Accumulated other comprehensive income	(6,363)	(8,641)	(310,627)
Treasury shares, at cost	—	—	(184,796)
Total Bristow Group Inc. stockholders' investment	1,029,509	426,485	654,159
Noncontrolling interests	(329)	$(269)	$1,683
Total stockholders' investment	1,029,180	$426,216	$655,842
Total liabilities, mezzanine equity and stockholders' investment	$2,251,791	$1,945,261	$2,767,955

Reconciliation of Non-GAAP Metrics
The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of its business. EBITDA is defined as Earnings before Interest expense, Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occurred during the reported period, as noted below. The Company includes EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of its operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Successor		Predecessor
	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020	Three Months Ended June 30, 2019
Net income (loss)	$71,404	$291,619	$(169,088)
Depreciation and amortization	16,356	16,312	31,339
Interest expense	12,504	13,290	26,708
Income tax (benefit) expense	(3,290)	(11,118)	(15,507)
EBITDA	$96,974	$310,103	$(126,548)
Special items (1)	(45,434)	(288,937)	158,595
Adjusted EBITDA	$51,540	$21,166	$32,047
(Gains) losses on asset dispositions, net	(5,522)	297	3,787
Adjusted EBITDA excluding asset dispositions	$46,018	$21,463	$35,834
(1)Special items include the following:

	Successor		Predecessor
	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020	Three Months Ended June 30, 2019
Loss on impairment	$19,233	$9,591	$—
Merger-related costs	17,420	6,012	—
PBH intangible amortization	5,136	5,478	—
Organizational restructuring costs	3,011	7,437	91,448
Early extinguishment of debt fees	615	—	—
Change in fair value of preferred stock derivative liability	(15,416)	(317,455)	—
Bargain purchase gain	(75,433)	—	—
Loss on sale of subsidiaries	—	—	56,303
H225 lease return costs	—	—	10,844
	$(45,434)	$(288,937)	$158,595

Pro Forma EBITDA and Pro Forma Adjusted EBITDA reflect EBITDA and Adjusted EBITDA of legacy Bristow Group Inc. and Era Group Inc. before the Merger, for the period beginning July 1, 2019 through June 11, 2020, plus EBITDA and Adjusted EBITDA for the post-Merger period through June 30, 2020. The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to Pro Forma EBITDA and Pro Forma Adjusted EBITDA for the twelve months ended June 30, 2020 (in thousands).

	Bristow Group Inc.	Era Group Inc.	Legacy Era	Pro Forma
	LTM June 30, 2020	July 1, 2019 - June 11, 2020	June 12, 2020 - June 30, 2020	LTM June 30, 2020
Net income (loss)	$(452,335)	$(28,218)	$(4,305)	$(484,858)
Depreciation and amortization	83,677	35,974	443	120,094
Interest expense	136,669	13,070	749	150,488
Income tax (benefit) expense	(38,986)	(3,835)	508	(42,313)
EBITDA	$(270,975)	$16,991	$(2,605)	$(256,589)
Special items (1)	413,026	22,293	2,502	437,821
Adjusted EBITDA	$142,051	$39,284	$(103)	$181,232
(Gains) losses on asset dispositions, net	(5,095)	(3,674)	5	(8,764)
Adjusted EBITDA excluding asset dispositions	$136,956	$35,610	$(98)	$172,468
(1)Special items include the following:

	Bristow Group Inc.	Era Group Inc.	Legacy Era	Pro Forma
	LTM June 30, 2020	July 1, 2019 - June 11, 2020	June 12, 2020 - June 30, 2020	LTM June 30, 2020
Loss on impairment	$90,925	$2,551	$—	$93,476
Merger-related costs	21,433	18,933	2,317	42,683
PBH intangible amortization	20,453	809	185	21,447
Organizational restructuring costs	555,009	—	—	555,009
Early extinguishment of debt fees	615	—	—	615
Change in fair value of preferred stock derivative liability	(199,556)	—	—	(199,556)
Bargain purchase gain	(75,433)	—	—	(75,433)
Loss on sale of subsidiaries	(420)	—	—	(420)
	$413,026	$22,293	$2,502	$437,821

Free Cash Flow represents the Company’s net cash provided by operating activities plus proceeds from disposition of property and equipment, less expenditures related to purchases of property and equipment. Adjusted Free Cash Flow is Free Cash Flow adjusted to exclude professional services fees and other costs paid in relation to the Merger, fresh-start accounting and the Chapter 11 Cases.  Management believes that the use of Adjusted Free Cash Flow is meaningful as it measures the Company’s ability to generate cash from its business after excluding cash payments for special items. Management uses this information as an analytical indicator to assess the Company’s liquidity and performance. However, investors should note numerous methods may exist for calculating a company's free cash flow. As a result, the method used by management to calculate Adjusted Free Cash Flow may differ from the methods used by other companies to calculate their free cash flow.
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow and Adjusted Free Cash Flow (in thousands).

	Successor		Predecessor
	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020	Three Months Ended June 30, 2019
Net cash provided by (used in) operating activities	$(6,866)	$3,932	$(36,762)
Plus: Proceeds from disposition of property and equipment	11,665	13,640	3,204
Less: Purchases of property and equipment	2,849	3,973	7,439
Free Cash Flow	$1,950	$13,599	$(40,997)
Plus: Merger-related costs	19,743	1,980	—
Plus: Organizational restructuring costs	4,176	8,574	19,084
Adjusted Free Cash Flow	$25,869	$24,153	$(21,913)

BRISTOW GROUP INC. FLEET COUNT (unaudited)

	Number of Aircraft
	Operating Aircraft
Type	Owned Aircraft	Leased Aircraft	Aircraft Held For Sale	Consolidated Aircraft	Max Pass. Capacity
Heavy Helicopters:
S-92A	35	32	—	67	19
S-92A U.K. SAR	3	7	—	10	19
H225	2	—	10	12	19
AW189	6	1	—	7	16
AW189 U.K. SAR	11	—	—	11	16
	57	40	10	107
Medium Helicopters:
AW139	53	8	—	61	12
S-76 C+/C++	40	—	—	40	12
S-76D	10	—	—	10	12
B212	3	—	—	3	12
B412	—	—	2	2	13
	106	8	2	116
Light—Twin Engine Helicopters:
AW109	6	—	—	6	7
EC135	10	—	—	10	6
BO 105	2	—	—	2	4
	18	—	—	18
Light—Single Engine Helicopters:
AS350	17	—	—	17	4
AW119	13	—	—	13	7
B407	19	—	—	19	6
	49	—	—	49
Fixed wing	7	5	3	15
UAV	—	2	—	2
Total	237	55	15	307
The chart below presents the number of aircraft in our fleet and their distribution among the regions of our aviation services segment as of June 30, 2020; the number of helicopters which we had on order or under option as of June 30, 2020; and the percentage of operating revenue which each of our regions provided during the current quarter.

	Percentage of Current Quarter Operating Revenue
						UAV	Fixed Wing
		Heavy	Medium	Light Twin	Light Single			Total
Europe Caspian	61%	75	12	—	4	2	—	93
Africa	12%	7	25	—	—	—	3	35
Americas	22%	24	74	18	45	—	—	161
Asia Pacific	5%	1	5	—	—	—	12	18
Total	100%	107	116	18	49	2	15	307
Aircraft not currently in fleet:
On order		3	—	5	—	—	3	11